Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	October 21, 2004

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Third Quarter Profit

• Earnings per Share of 12 Cents Following Four Hurricanes

• Strong Non-Catastrophe Underwriting Results from Core Lines

• Full Year Outlook Remains within Range

• Again Named to Ward’s Top 50 Insurance Companies

Cincinnati, Ohio, October 21, 2004 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported results for the third quarter ended September 30, 2004. Net income per share was 12 cents, which included 1 cent in realized capital gains. For last year’s third quarter, net income per share was 23 cents, which included 4 cents in realized capital gains. Revenue for the quarter increased 4.7 percent to a record $192.9 million, compared with $184.2 million in last year’s third quarter. All per share amounts are on an after-tax, diluted basis.

John W. Hayden, Midland president and chief executive officer, said, “We are gratified to report a profitable third quarter, given the volatile weather conditions that we experienced. In essence, the higher-than-normal catastrophe losses masked an extremely solid underwriting performance in our core lines of business.”

Catastrophe losses totaled 98 cents per share in the third quarter, 93 cents of which emanated from hurricanes Charley, Frances, Ivan and Jeanne. This compares to catastrophe losses of 29 cents per share last year. “Catastrophe losses were unusually high in this year’s third quarter, largely due to the widespread damage caused by these four hurricanes. Based on our current premium volume and our historic experience, we would expect normal third quarter catastrophe losses in the range of 25 cents to 30 cents per share. If we had experienced a normal level of catastrophe losses during the quarter, we estimate that we were on track for earnings per share in the range of 80 to 85 cents, including 1 cent in realized capital gains,” Hayden said.

Hayden noted, “We know that many people in Florida and nearby states, including many of our policyholders, have suffered damage to their homes and property. Our hearts go out to them and we are eager to assist them in getting their lives back to normal as soon as possible. We have received approximately 9,300 claims from the four major storms that hit Florida and the southeast in August and September. We are extremely proud of the dedication displayed by our field claims staff in their prompt response to this unprecedented sequence of events. In fact, we are on track to close over 90 percent of the claims from these four storms within 30 days of the date the claims were reported to us, a standard of performance we believe is among the best in the industry.

“Specialty product claims expertise and proactive risk management are two of our key operating strategies that served us well in dealing with the four hurricanes. Our disciplined underwriting approach, comprehensive reinsurance program and strong non-catastrophe results from our core lines all contributed to our third quarter profitability. We believe that these same elements, along with our other key operating principles, position us well to achieve our long-term objective of bringing value to our shareholders,” Hayden said.

The Midland Company Reports Third Quarter Profit
October 21, 2004

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

Positioned for Profitable Growth

For the third quarter, American Modern’s property and casualty gross written premiums grew 2.9 percent to $189.6 million from $184.3 million in last year’s third quarter. American Modern’s core manufactured housing gross written premium increased nearly 1 percent to $89.3 million in the third quarter. “The manufactured housing industry continues to be sluggish, yet American Modern continues to expand its manufactured housing premium base,” Hayden noted.

“During the quarter, we also saw the benefit of our specialty product offering and our multiple distribution channel strategies. Gross written premium from our other property and casualty specialty lines — which includes site-built dwelling, motorcycle, excess and surplus lines, collateral protection, mortgage fire, recreational vehicle and collector automobile products — collectively grew 4.9 percent in the third quarter to $100.3 million. As expected, motorcycle gross written premium decreased 25.5% to $11.1 million for the quarter as the necessary underwriting enhancements and rate increases were implemented.

“Our site-built dwelling and collateral protection lines achieved notable growth. Site-built dwelling premiums increased 8.5% to $23.0 million. Collateral protection volume benefited from a book of business we acquired in the second quarter and increased 51.1% to $13.5 million. Our diversification strategy continues to yield very positive results as we continue to strive to be a market leader in the niches where we choose to compete.”

“American Modern’s premium growth has a track record of outpacing the industry. With our market positioning, diverse distribution channels and specialty product offerings, we remain confident in our ability to grow our top line revenues,” Hayden said.

Catastrophe Losses Increase Combined Ratio, Non-catastrophe Underwriting Results Strong

American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 105.9 percent in the third quarter, compared with 104.7 percent a year ago. The increase in the combined ratio was attributable to a high level of catastrophe losses during the quarter. Excluding catastrophe losses, American Modern’s third quarter combined ratio improved more than 11 points to 88.6 percent, compared with 99.8 percent in the same period of 2003.

“Our non-catastrophe underwriting results suggest that the actions that we have taken over the last several years, including tightened underwriting criteria and rate increases, are paying dividends. Looking at some of our core lines, the non-catastrophe loss ratios for manufactured housing and site-built dwelling decreased over 9 percentage points and motorcycle decreased by 39 percentage points, compared the to the third quarter last year,” Hayden said.

Much Improved Motorcycle Results

Hayden said, “We continue to see considerable progress in the motorcycle line. The net loss in this line improved by 24 cents, on a quarter-over-quarter basis, coming in at 4 cents per share for the quarter as compared to 28 cents per share in the third quarter of 2003. We typically expect the motorcycle losses to be higher in the second and third quarters as these time periods represent the peak motorcycle riding season. We have made tremendous progress toward improving our motorcycle results and are well ahead of plan. As we move into the fourth quarter with the peak riding season nearly complete, we are very optimistic that we will beat our previously announced full year 2004 expected combined ratio objective of 115.9 percent by at least 5 percentage points.”

The Midland Company Reports Third Quarter Profit
October 21, 2004

Record Nine-Month Results

For the nine months ended September 30, 2004, net income was a record of $30.6 million, or $1.60 per share, which includes 19 cents from net realized capital gains. That compares with net income of $13.3 million, or 74 cents per share, which included 8 cents per share in net capital gains, last year. Revenue increased 8.8 percent to a record $579.1 million compared with $532.2 million in the same period last year.

American Modern’s property and casualty gross written premiums grew 8.9 percent to $555.7 million for the nine months ended September 30, 2004. Manufactured housing premium increased 4.4 percent over the prior year level to $257.7 million.

American Modern’s property and casualty combined ratio was 98.9 percent compared to 104.1 percent last year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first nine months of 2004 was 90.8 percent, compared to 97.3 percent last year.

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to a record of $955.5 million at September 30, 2004, compared with $792.7 million at September 30, 2003. Net pre-tax investment income (excluding capital gains and losses) increased to $9.3 million for the third quarter compared with $8.3 million in last year’s third quarter. This increase is due primarily to the year-over-year growth of the fixed income portfolio, which benefited in part by the new capital raised in 2004. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.2 percent in the first nine months of 2004 compared with 5.5 percent in the comparable prior period.

After-tax realized investment gains from American Modern’s investment portfolio totaled 1 cent per share in this year’s third quarter compared with realized investment gains of 4 cents in last year’s third quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $25.0 million at September 30, 2004, down from $30.0 million at September 30, 2003. Pre-tax net unrealized gains on Midland’s equity portfolio were $82.1 million at September 30, 2004, up from $65.9 million at September 30, 2003.

Midland’s shareholders’ equity increased to a record $404.9 million, or $21.56 per share, at September 30, 2004, up from $333.9 million, or $18.95 per share, at September 30, 2003. Shareholders’ equity at September 30, 2004 includes approximately $25 million in net proceeds from the previously reported sale of 1,150,000 shares of Midland stock in the first quarter of 2004. Midland’s book value per share has grown at a compound annual rate of 11.5 percent over the last 10 years.

Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended September 30, 2004. This is a performance record we are extremely proud of and one that we believe is a good indicator of the value we bring to our shareholders.”

Named to Ward’s Top 50 Insurance Companies

On August 24, 2004, American Modern Insurance Group was once again named to Ward’s Top 50 Insurance Companies as an insurance company that has excelled at balancing safety, consistency and performance. “We are proud to be recognized along with a group of superior insurance companies. This recognition is directly attributable to our 1,000 plus associates, who work hard every day to deliver superior results.”

The Midland Company Reports Third Quarter Profit
October 21, 2004

Positive Full-Year Outlook

“In terms of guidance for the full year, we anticipate a combined ratio, assuming normal weather, in the range of 97.0 percent to 98.0 percent for 2004. We also expect investment income to increase moderately given the larger base of invested assets,” Hayden said. “This level of underwriting profit and investment income should put us at the low end of our previously reported full-year earnings per share guidance, in the range of $2.41 to $2.61 per share, which includes the 19 cents of capital gains realized through September 30, 2004. This would truly be a terrific performance considering that we have incurred higher than normal catastrophe losses.”

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Third Quarter Profit
October 21, 2004

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three-Months Ended			Nine-Months Ended
	September 30,			September 30,
	2004	2003	% Change	2004	2003	% Change
Revenues	$192,881	$184,222	4.7%	$579,085	$532,152	8.8%

Net Income	$2,424	$4,289		$30,596	$13,321

Net Income per Share (Diluted)	$0.12	$0.23		$1.60	$0.74

Dividends Declared per Share	$0.05125	$0.04750	7.9%	$0.15375	$0.14250	7.9%

Market Value per Share	$27.35	$21.26	28.6%	$27.35	$21.26	28.6%

Book Value per Share	$21.56	$18.95	13.8%	$21.56	$18.95	13.8%

Shares Outstanding	18,783	17,626		18,783	17,626

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$189,592	$184,296	2.9%	$555,679	$510,449	8.9%

Net Written Premium	$177,288	$168,503	5.2%	$515,768	$476,298	8.3%

Combined Ratio (GAAP)	105.9%	104.7%		98.9%	104.1%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	88.6%	99.8%		90.8%	97.3%

Note:

Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Third Quarter Profit
October 21, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Insurance:
Premiums earned	$169,296	$164,290	$503,350	$474,770
Net investment income	9,318	8,269	27,062	24,861
Net realized investment gains	318	1,190	5,726	2,240
Other insurance income	1,943	3,558	10,246	10,545
Transportation	12,006	6,915	32,701	19,736

Total	$192,881	$184,222	$579,085	$532,152

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	108,796	105,139	276,688	297,222
Commissions and other policy acquisition costs	43,207	44,953	146,469	133,676
Operating and administrative expenses	26,000	21,612	78,432	63,335
Transportation operating expenses	11,336	6,339	31,090	18,756
Interest expense	1,325	961	3,886	2,782

Total	$190,664	$179,004	$536,565	$515,771

Income Before Federal Income Tax	2,217	5,218	42,520	16,381

Provision (Credit) for Federal Income Tax	(207)	929	11,924	3,060

Net Income	$2,424	$4,289	$30,596	$13,321

Basic Earnings per Common Share:	$0.13	$0.25	$1.65	$0.77

Diluted Earnings per Common Share:	$0.12	$0.23	$1.60	$0.74

Dividends per Common Share	$0.05125	$0.04750	$0.15375	$0.14250

Note:

     Dollar amounts in thousands except per share data.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     Basic earnings per common share have been computed by dividing net income by 18,561 shares in 2004 and 17,411 shares in 2003.

     Diluted earnings per common share have been computed by dividing net income by 19,100 shares in 2004 and 17,919 shares in 2003.
     The calculations comprehend outstanding stock options and restricted stock awards.

The Midland Company Reports Third Quarter Profit
October 21, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,
	2004	2003
ASSETS
Cash and Marketable Securities	$961,384	$798,975
Receivables — Net	201,900	168,630
Property, Plant and Equipment — Net	67,760	69,410
Deferred Insurance Policy Acquisition Costs	91,934	93,936
Other	22,034	18,445

Total Assets	$1,345,012	$1,149,396

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$405,480	$405,838
Insurance Loss Reserves	260,724	198,159
Long-Term Debt	85,047	55,447
Short-Term Borrowings	15,774	22,267
Deferred Federal Income Tax	45,047	42,775
Other Payables and Accruals	128,006	90,973
Shareholders’ Equity	404,934	333,937

Total Liabilities and Shareholders’ Equity	$1,345,012	$1,149,396

Market Value per Common Share	$27.35	$21.26

Book Value per Common Share	$21.56	$18.95

Common Shares Outstanding	18,783	17,626

Note: Amounts in thousands except per share data.